================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             -----------------------

                                 SCHEDULE 13D/A

                    Under the Securities Exchange Act of 1934
                                (AMENDMENT NO. 3)

                             PRESIDIO CAPITAL CORP.
                                (Name of Issuer)

                 Class A Common Stock, par value $.01 per share
                         (Title of Class of Securities)

                                   G722011109
                                 (CUSIP Number)
                             -----------------------

                                STEPHEN M. DOWICZ
                                885 Third Avenue
                               New York, NY 10022
                            Tel. No.: (212) 371-3047
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)
                             -----------------------

                                 August 20, 1997
                      (Date of Event which Requires Filing
                               of this Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this statement because of Rule 13d-1(b)(3) or (4), check the following box [ ].

Check the following box if a fee is being paid with the statement |_|.

================================================================================

                               Page 1 of 23 Pages

                                                         Page 2 of 23 Pages

                                  SCHEDULE 13D

CUSIP NO.  G722011109




1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Davidson Kempner Partners

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A)[X]
                                                                         (B [ ]

3      SEC USE ONLY


4      SOURCE OF FUNDS

          WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                       [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

       New York

                     7         SOLE VOTING POWER

NUMBER OF                          217,171
SHARES

                     8         SHARED VOTING POWER
BENEFICIALLY OWNED
                                      --
BY EACH REPORTING
                     9         SOLE DISPOSITIVE POWER

PERSON                             217,171
WITH
                    10         SHARED DISPOSITIVE POWER

                                      --


11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          217,171

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES                                                               [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          2.47%

14     TYPE OF REPORTING PERSON

          PN

                                                         Page 3 of 23 Pages

                                  SCHEDULE 13D

CUSIP NO.  G722011109




1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Davidson Kempner Institutional Partners, L.P.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A)[X]
                                                                         (B [ ]

3      SEC USE ONLY


4      SOURCE OF FUNDS

          WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                       [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware

                     7         SOLE VOTING POWER

NUMBER OF                          395,015
SHARES

                     8         SHARED VOTING POWER
BENEFICIALLY OWNED
                                      --
BY EACH REPORTING
                     9         SOLE DISPOSITIVE POWER

PERSON                             395,015
WITH
                    10         SHARED DISPOSITIVE POWER

                                      --


11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          395,015

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES                                                               [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          4.49%

14     TYPE OF REPORTING PERSON

          PN

                                                         Page 4 of 23 Pages

                                  SCHEDULE 13D

CUSIP NO.  G722011109




1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Davidson Kempner Endowment Partners L.P.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A)[X]
                                                                         (B [ ]

3      SEC USE ONLY


4      SOURCE OF FUNDS

          WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                       [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

       New York

                     7         SOLE VOTING POWER

NUMBER OF                          137,094
SHARES

                     8         SHARED VOTING POWER
BENEFICIALLY OWNED
                                      --
BY EACH REPORTING
                     9         SOLE DISPOSITIVE POWER

PERSON                             137,094
WITH
                    10         SHARED DISPOSITIVE POWER

                                      --


11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          137,094

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES                                                               [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          1.56%

14     TYPE OF REPORTING PERSON

          PN

                                                         Page 5 of 23 Pages

                                  SCHEDULE 13D

CUSIP NO.  G722011109




1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             MHD Management Co.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A)[X]
                                                                         (B [ ]

3      SEC USE ONLY


4      SOURCE OF FUNDS

          AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                       [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

       New York

                     7         SOLE VOTING POWER

NUMBER OF                          354,265
SHARES

                     8         SHARED VOTING POWER
BENEFICIALLY OWNED
                                      --
BY EACH REPORTING
                     9         SOLE DISPOSITIVE POWER

PERSON                             354,265
WITH
                    10         SHARED DISPOSITIVE POWER

                                      --


11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          354,265

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES                                                               [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          4.03%

14     TYPE OF REPORTING PERSON

          PN

                                                         Page 6 of 23 Pages

                                  SCHEDULE 13D

CUSIP NO.  G722011109




1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             M.H.Davidson & Co.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A)[X]
                                                                         (B [ ]

3      SEC USE ONLY


4      SOURCE OF FUNDS

          WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                       [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

       New York

                     7         SOLE VOTING POWER

NUMBER OF                           12,049
SHARES

                     8         SHARED VOTING POWER
BENEFICIALLY OWNED
                                      --
BY EACH REPORTING
                     9         SOLE DISPOSITIVE POWER

PERSON                              12,049
WITH
                    10         SHARED DISPOSITIVE POWER

                                      --


11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           12,049

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES                                                               [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          1.37%

14     TYPE OF REPORTING PERSON

          PN

                                                         Page 7 of 23 Pages

                                  SCHEDULE 13D

CUSIP NO.  G722011109




1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Davidson Kempner Advisers Inc.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A)[X]
                                                                         (B [ ]

3      SEC USE ONLY


4      SOURCE OF FUNDS

          AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                       [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

       New York

                     7         SOLE VOTING POWER

NUMBER OF                          395,015
SHARES

                     8         SHARED VOTING POWER
BENEFICIALLY OWNED
                                      --
BY EACH REPORTING
                     9         SOLE DISPOSITIVE POWER

PERSON                             395,015
WITH
                    10         SHARED DISPOSITIVE POWER

                                      --


11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          395,015

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES                                                               [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          4.49%

14     TYPE OF REPORTING PERSON

          CO

                                                         Page 8 of 23 Pages

                                  SCHEDULE 13D

CUSIP NO.  G722011109




1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Marvin H. Davidson

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A)[X]
                                                                         (B [ ]

3      SEC USE ONLY


4      SOURCE OF FUNDS

          AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                       [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

                     7         SOLE VOTING POWER

NUMBER OF                            --
SHARES

                     8         SHARED VOTING POWER
BENEFICIALLY OWNED
                                   792,829
BY EACH REPORTING
                     9         SOLE DISPOSITIVE POWER

PERSON                               --
WITH
                    10         SHARED DISPOSITIVE POWER

                                   792,829


11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            792,829

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES                                                               [x]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          9.01%

14     TYPE OF REPORTING PERSON

          IN

                                                         Page 9 of 23 Pages

                                  SCHEDULE 13D

CUSIP NO.  G722011109




1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Thomas L. Kempner, Jr.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A)[X]
                                                                         (B [ ]

3      SEC USE ONLY


4      SOURCE OF FUNDS

          AF, PF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                       [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

                     7         SOLE VOTING POWER

NUMBER OF                          1,072
SHARES

                     8         SHARED VOTING POWER
BENEFICIALLY OWNED
                                   792,829
BY EACH REPORTING
                     9         SOLE DISPOSITIVE POWER

PERSON                             1,072
WITH
                    10         SHARED DISPOSITIVE POWER

                                   792,829


11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            793,901

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES                                                               [x]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          9.02%

14     TYPE OF REPORTING PERSON

          IN

                                                         Page 10 of 23 Pages

                                  SCHEDULE 13D

CUSIP NO.  G722011109




1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Stephen M. Dowicz

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A)[X]
                                                                         (B [ ]

3      SEC USE ONLY


4      SOURCE OF FUNDS

          AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                       [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

                     7         SOLE VOTING POWER

NUMBER OF                            --
SHARES

                     8         SHARED VOTING POWER
BENEFICIALLY OWNED
                                   792,829
BY EACH REPORTING
                     9         SOLE DISPOSITIVE POWER

PERSON                               --
WITH
                    10         SHARED DISPOSITIVE POWER

                                   792,829


11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          792,829

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES                                                               [x]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          9.01%

14     TYPE OF REPORTING PERSON

          IN

                                                         Page 11 of 23 Pages

                                  SCHEDULE 13D

CUSIP NO.  G722011109




1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Scott E. Davidson

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A)[X]
                                                                         (B [ ]

3      SEC USE ONLY


4      SOURCE OF FUNDS

          AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                       [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

                     7         SOLE VOTING POWER

NUMBER OF                            --
SHARES

                     8         SHARED VOTING POWER
BENEFICIALLY OWNED
                                   792,829
BY EACH REPORTING
                     9         SOLE DISPOSITIVE POWER

PERSON                               --
WITH
                    10         SHARED DISPOSITIVE POWER

                                   792,829


11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          792,829

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES                                                               [x]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          9.01%

14     TYPE OF REPORTING PERSON

          IN

                                                         Page 12 of 23 Pages

                                  SCHEDULE 13D

CUSIP NO.  G722011109




1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Michael J. Leffell

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A)[X]
                                                                         (B [ ]

3      SEC USE ONLY


4      SOURCE OF FUNDS

          AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                       [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

          United States

                     7         SOLE VOTING POWER

NUMBER OF                            --
SHARES

                     8         SHARED VOTING POWER
BENEFICIALLY OWNED
                                   792,829
BY EACH REPORTING
                     9         SOLE DISPOSITIVE POWER

PERSON                               --
WITH
                    10         SHARED DISPOSITIVE POWER

                                   792,829


11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          792,829

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES                                                               [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          9.01%

14     TYPE OF REPORTING PERSON

          IN

                                                         Page 13 of 23 Pages

                                  SCHEDULE 13D

CUSIP NO.  G722011109




1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Thomas L. Kempner Foundation Inc.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A)[X]
                                                                         (B [ ]

3      SEC USE ONLY


4      SOURCE OF FUNDS

          WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                       [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

          New York

                     7         SOLE VOTING POWER

NUMBER OF                           272
SHARES

                     8         SHARED VOTING POWER
BENEFICIALLY OWNED
                                     --
BY EACH REPORTING
                     9         SOLE DISPOSITIVE POWER

PERSON                              272
WITH
                    10         SHARED DISPOSITIVE POWER

                                     --


11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          272

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES                                                               [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          .003%

14     TYPE OF REPORTING PERSON

          OO

                                                         Page 14 of 23 Pages

                                  SCHEDULE 13D

CUSIP NO.  G722011109




1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

            Davidson Kempner International Ltd.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A)[X]
                                                                         (B [ ]

3      SEC USE ONLY


4      SOURCE OF FUNDS

          WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                       [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

          British Virgin Island

                     7         SOLE VOTING POWER

NUMBER OF                           31,500
SHARES

                     8         SHARED VOTING POWER
BENEFICIALLY OWNED
                                     --
BY EACH REPORTING
                     9         SOLE DISPOSITIVE POWER

PERSON                              31,500
WITH
                    10         SHARED DISPOSITIVE POWER

                                     --


11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          31,500

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES                                                               [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          .36%

14     TYPE OF REPORTING PERSON

          CO

                                                         Page 15 of 23 Pages

                                  SCHEDULE 13D

CUSIP NO.  G722011109




1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Thomas Kempner and Thomas L. Kempner, Jr. Trustees U/A/D/ 10/31/31/83 FBO Thomas Nathaniel Kempner

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A)[X]
                                                                         (B [ ]

3      SEC USE ONLY


4      SOURCE OF FUNDS

          WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                       [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

          New York

                     7         SOLE VOTING POWER

NUMBER OF                           200
SHARES

                     8         SHARED VOTING POWER
BENEFICIALLY OWNED
                                     --
BY EACH REPORTING
                     9         SOLE DISPOSITIVE POWER

PERSON                              200
WITH
                    10         SHARED DISPOSITIVE POWER

                                     --


11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          200

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES                                                               [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          .002%

14     TYPE OF REPORTING PERSON

          OO

                                                         Page 16 of 23 Pages

                                  SCHEDULE 13D

CUSIP NO.  G722011109




1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Sexton Freund 1984 Family Trust

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A)[X]
                                                                         (B [ ]

3      SEC USE ONLY


4      SOURCE OF FUNDS

          WC

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                       [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

          New York

                     7         SOLE VOTING POWER

NUMBER OF                           300
SHARES

                     8         SHARED VOTING POWER
BENEFICIALLY OWNED
                                     --
BY EACH REPORTING
                     9         SOLE DISPOSITIVE POWER

PERSON                              300
WITH
                    10         SHARED DISPOSITIVE POWER

                                     --


11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          300

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES                                                               [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          .003%

14     TYPE OF REPORTING PERSON

          OO

                                                         Page 17 of 23 Pages

                                  SCHEDULE 13D

CUSIP NO.  G722011109




1      NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Davidson Kempner International Advisors, L.L.C.

2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (A)[X]
                                                                         (B [ ]

3      SEC USE ONLY


4      SOURCE OF FUNDS

          AF

5      CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
       PURSUANT TO ITEMS 2(d) or 2(e)                                       [ ]


6      CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware

                     7         SOLE VOTING POWER

NUMBER OF                         31,500
SHARES

                     8         SHARED VOTING POWER
BENEFICIALLY OWNED
                                     --
BY EACH REPORTING
                     9         SOLE DISPOSITIVE POWER

PERSON                            31,500
WITH
                    10         SHARED DISPOSITIVE POWER

                                     --


11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          31,500

12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
       SHARES                                                               [ ]

13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          .36%

14     TYPE OF REPORTING PERSON

          CO

                                                         Page 18 of 23 Pages





                  This Amendment No. 3 to Schedule 13D with respect to shares of Class A Common Stock, par value $.01 per share (the "Common Stock"), of Presidio Capital Corp. (the "Company") originally filed on January 16, 1996 as amended by Amendment No. 1 dated March 31, 1997 and Amendment No. 2 dated April 17, 1997 (the "Schedule 13D") amends Items 4, 6 and 7 of the Schedule 13D.

                  The Schedule 13D is hereby amended as follows:

Item 4.           Purpose of the Transaction.

                  Item 4 of the Schedule 13D as previously filed is amended to read as follows:

                  Each of DKP, DKIP, DKEP, MHD, DKAI, DKIL, M.H. Davidson & Co., DKIA and Thomas L. Kempner, Jr., has acquired the shares of Common Stock for investment purposes. All purchases of Shares by such persons have been made in the ordinary course of business and were not made for the purpose of acquiring control of the Company.

                  As reported in the Company's Form 10-K for the December 31, 1995 fiscal year, pursuant to the Rights Offering Agreement, dated as of March 19, 1996, among T-2 Holding, L.L.C. ("T-2"), the Company and the T-2 Organizers (as defined in the Company's Form 10-K), T-2 was required to conduct a rights offering to the Company's common stockholders as soon as practicable, which the Company believed might not occur until early 1997. As further reported in such Form 10-K, the offering was to be made on terms approved by a majority of the Class A directors. The rights offering has not been initiated to date. DKP, DKIP, DKEP, MHD, DKAI, DKIL, M.H. Davidson & Co., DKIA and Thomas L. Kempner, Jr. desire that all issues necessary for initiation of the rights offering finally be resolved. Accordingly, they plan to initiate communications with certain shareholders, the board of directors and/or management to explore and facilitate resolution of such issues and initiation of the rights offering. If, in the course of such communications, other issues are raised, DKP, DKIP, DKEP, MHD, DKAI, DKIL, M.H. Davidson & Co., DKIA and Thomas L. Kempner, Jr. may attempt to facilitate resolution of such other issues as well.

                  The Reporting Parties have notified the Board of Directors of the Company that the Reporting Parties, together with Angelo, Gordon & Co. and its managed funds and accounts ("Angelo Gordon"), other similarly situated holders of shares of Common Stock, are seeking to appoint Thomas L. Kempner and Jeffrey H. Aronson as directors of the Board of Directors of the Company pursuant to rights granted to certain holders of Common Stock (the "Relevant Group"), including the Reporting Parties and Angelo Gordon, by Article 79A of the Memorandum of Association of the Company. The Reporting Parties believe that the appointment of such directors by the Relevant Group is effected by the affirmative vote of the holders of a majority of the shares of Common Stock held by the Relevant Group. The Reporting Parties together with Angelo Gordon control such a majority.

                                               SCHEDULE 13D


CUSIP No.  G722011109                                    Page 19 of 23 Pages




                  Except as set forth above, DKP, DKIP, DKEP, MHD, DKAI, DKIL, M.H.Davidson & Co., DKIA and Thomas L. Kempner, Jr. have no intention, plan or proposal with respect to:

                  (a) The acquisition by any person of additional securities of the issuer, or the disposition of securities of the issuer;

                  (b) An extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the issuer or any of its subsidiaries;

                  (c) A sale or transfer of a material amount of assets of the issuer or any of its subsidiaries;

                  (d) Any change in the present Board of Directors or management of the issuer, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the Board;

                  (e) Any material change in the present capitalization or dividend policy of the issuer;

                  (f) Any other material change in the issuer's business or corporate structure, including but not limited to, if the issuer is a registered closed-end investment company, any plans or proposals to make any changes in its investment policy for which a vote is required by Section 13 of the Investment Company Act of 1940;

                  (g) Changes in the issuer's charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of the issuer by any person;

                  (h) Causing a class of securities of the issuer to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association;

                  (i) A class of equity securities of the issuer becoming eligible for termination of registration pursuant to
                           Section 12(g)(4) of the Securities Exchange Act of 1934; or

                  (j)      Any action similar to any of those enumerated above.

                                  SCHEDULE 13D


CUSIP No.  G722011109                                   Page 20 of 23 Pages




                  Each of the Reporting Parties, however, may, at any time and from time to time, and reserves the right to, acquire additional securities of the Company, dispose of any such securities of the Company or formulate other plans or proposals regarding the Company or its securities, to the extent deemed advisable by such Reporting Party in light of its general investment policies, market conditions or other factors.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

                  The reporting parties, represented for this purpose by MH Davidson & Co., together with Angelo Gordon, have executed and delivered a memorandum to the Board of Directors of the Company, dated August 20, 1997 seeking to have Thomas L. Kempner and Jeffrey H. Aronson appointed to the Board of Directors of the Company pursuant to Article 79A of the Memorandum of Association of the company.

Item 7.           Material to be Filed as Exhibits

         Exhibit 1. Memorandum to the Board of Directors of the Company, dated August 20, 1997, from Angelo, Gordon & Co. and MH Davidson & Co.

                                  SCHEDULE 13D


CUSIP No.  G722011109                                    Page 21 of 23 Pages





                                   SIGNATURES
                                   ----------

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

August 21, 1997


                           DAVIDSON KEMPNER PARTNERS
                             By MHD Management Co., its
                             general partner


                           By: Thomas L, Kempner, Jr.
                               --------------------------
                               Thomas L. Kempner, Jr.
                               General Partner


                          DAVIDSON KEMPNER INSTITUTIONAL
                          PARTNERS, L.P.
                          By Davidson Kempner Advisers
                            Inc., its general partner


                           By: Thomas L. Kempner, Jr.
                               --------------------------
                               Thomas L. Kempner, Jr.
                               Secretary


                           DAVIDSON KEMPNER ENDOWMENT PARTNERS
                             By MHD Management Co., its
                             general partner


                           By: Thomas L. Kempner, Jr.
                               --------------------------
                               Thomas L. Kempner, Jr.
                               General Partner


                           MHD MANAGEMENT CO.


                           By: Thomas L. Kempner, Jr.
                               --------------------------
                               Thomas L. Kempner, Jr.
                               General Partner

                                  SCHEDULE 13D


CUSIP No.  G722011109                                    Page 22 of 23 Pages






                           DAVIDSON KEMPNER ADVISERS INC.


                           By:  Thomas L. Kempner, Jr.
                               --------------------------
                                Thomas L. Kempner, Jr.
                                Secretary



                                Marvin H. Davidson
                               --------------------------
                                Marvin H. Davidson


                                Thomas L. Kempner, Jr.
                               --------------------------
                                Thomas L. Kempner, Jr.


                                Stephen M. Dowicz
                               --------------------------
                                Stephen M. Dowicz


                                Scott E. Davidson
                               --------------------------
                                Scott E. Davidson


                                Michael J. Lefell
                               --------------------------
                                Michael J. Leffell


                          THOMAS L. KEMPNER FOUNDATION
                                            INC.


                           By:  Thomas L. Kempner, Jr.
                               --------------------------
                                Thomas L. Kempner, Jr.
                                                President


                           DAVIDSON KEMPNER INTERNATIONAL LTD.

                               By Davidson Kempner
                                International
                                   Advisors, L.L.C.


                           By:  Thomas L. Kempner, Jr.
                               --------------------------
                                Thomas L. Kempner, Jr.
                                A Managing Member

                                  SCHEDULE 13D


CUSIP No.  G722011109                                    Page 23 of 23 Pages








                           THOMAS KEMPNER AND THOMAS L. KEMPNER, JR. TRUSTEES U/A/D 10/31/83 FBO THOMAS NATHANIEL KEMPNER


                           By:  Thomas L. Kempner, Jr.
                               --------------------------
                                Thomas L. Kempner, Jr., Trustee


                           SEXTON FREUND 1984 FAMILY TRUST



                           By:  Thomas L. Kempner, Jr.
                               --------------------------
                                Thomas L. Kempner, Jr., Trustee



                           DAVIDSON KEMPNER INTERNATIONAL
                           ADVISORS, L.L.C.


                           By: Thomas L. Kempner, Jr.
                              --------------------------
                               Thomas L. Kempner, Jr.
                               A Managing Member